Exhibit 5.2

March 9, 2020

Amcor Finance (USA), Inc.

2801 SW 149th Avenue, Suite 350

Miramar, Florida 33027

United States

Bemis Company, Inc.
2301 Industrial Drive

Neenah, Wisconsin 54956

United States

Amcor plc
83 Tower Road North
Warmley
Bristol BS30 8XP
United Kingdom

Re: Bemis Company, Inc. and Amcor Finance (USA), Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted in the limited capacity of special local counsel in Missouri to Bemis Company, Inc., a Missouri corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), being filed by the Company, Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor plc, a publicly limited company incorporated in Jersey, Channel Islands (“Amcor”), Amcor Pty Ltd (formerly known as Amcor Limited), a corporation organized under the laws of the Commonwealth of Australia (“Amcor Pty”) and Amcor UK Finance PLC, a public limited company incorporated under the laws of England and Wales (“Amcor UK”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof, relating to:

A.            the offer by the Company to exchange up to $346,652,000  aggregate principal amount of its outstanding 4.500% Guaranteed Senior Notes due 2021 (the “Existing 2021 Notes”) and up to $293,200,000 aggregate principal amount of its outstanding 3.100% Guaranteed Senior Notes due 2026 (the “Existing Bemis 2026 Notes” and, together with the Existing 2021 Notes, the “Existing Bemis Notes”), in each case, issued on June 13, 2019, for an equal principal amount of its 4.500% Guaranteed Senior

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Notes due 2021 that are registered under the 1933 Act (the “New 2021 Notes”) and its 3.100% Guaranteed Senior Notes due 2026 that are registered under the 1933 Act (the “New Bemis 2026 Notes” and, together with the New 2021 Notes, the “New Bemis Notes”), respectively, and

B.            the offer by AFUI to exchange up to $591,266,000 aggregate principal amount of its outstanding 3.625% Guaranteed Senior Notes due 2026 (the “Existing AFUI 2026 Notes”) and up to $497,508,000 aggregate principal amount of its outstanding 4.500% Guaranteed Senior Notes due 2028 (the “Existing 2028 Notes” and, together with the Existing AFUI 2026 Notes, the “Existing AFUI Notes”), in each case, issued on June 13, 2019, for an equal principal amount of its 3.625% Guaranteed Senior Notes due 2026 that are registered under the 1933 Act (the “New AFUI 2026 Notes”) and its 4.500% Guaranteed Senior Notes due 2028 (the “New 2028 Notes” and, together with the New AFUI 2026 Notes, the “New AFUI Notes”), respectively.

The New Bemis Notes are to be issued by the Company pursuant to the Bemis Indenture (as defined below). The New AFUI Notes are to be issued by AFUI pursuant to the AFUI Indenture (as defined below). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined the following:

(i) a copy of a draft Registration Statement, and the related draft form of prospectus included therein, which we assume is substantially in the form in which it is to be transmitted to the Commission under the 1933 Act and will not be changed in any way that would have a material adverse effect on our opinions;

(ii)  copies of the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Secretary of the Company, pursuant to the Secretary’s Certificate, dated as of the date hereof (the “Secretary’s Certificate”), as being true, complete, and correct as of the date hereof;

(iii) a copy of the Amended and Restated Bylaws of the Company in the form certified by the Secretary of the Company pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Bylaws” and together with the Articles, the “Organizational Documents”);

(iv)  copy of the Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Missouri on March 5, 2020 (the “Good Standing Certificate”);

(v)  a copy of the resolutions adopted by the Board of Directors of the Company pursuant to a certain Unanimous Written Consent of the Board of Directors of the Company, dated June 11, 2019  in the form certified by the Secretary of the Company pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Board Resolutions”), relating to, among other things, the authorization of

(a) the Bemis Indenture (as defined below) and the transactions contemplated thereby, (b) the issuance of the New Bemis Notes, (c) the AFUI Indenture (as defined below) and the transactions contemplated thereby and (d) the Company’s guarantee of the New AFUI Notes, in the form certified by the Secretary of the Company pursuant to the Secretary’s Certificate and as certified thereby as remaining in full force and effect and having not been rescinded, modified, or supplemented as of the date hereof;

(vi)  a copy of the Indenture, dated as of June 13, 2019, among the Company, as the issuer, Amcor , as the parent guarantor, Amcor Pty, AFUI, and Amcor UK, each as an initial subsidiary guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Bemis Indenture”); and

(vii)  a copy of the Indenture, dated as of June 13, 2019, among AFUI, as the issuer, Amcor, as the parent guarantor, and Amcor Pty, the Company, and Amcor UK, each as an initial subsidiary guarantor, and Deutsche Bank Trust Company Americas, as trustee (the AFUI Indenture” and together with the Bemis Indenture, the “Indentures”).

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Indentures, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Indentures on behalf of a party (other than the Company) is duly authorized to do so.

3.             All documents, including the Indentures, submitted to us have been duly authorized, executed, and delivered by all parties thereto (other than, to the extent the subject of opinions (3)-(6) set forth below, the Company). All representations, warranties, statements and information contained in the Documents are true and complete. There is no agreement, course of prior dealing, or other arrangements between any parties that would alter any of the Indentures. There has been no oral or written modification of or amendment to any of the Indentures, and there has been no waiver of any provision of any of the Indentures, by action or omission of any parties or otherwise.

4.             All documents, including the Indentures, submitted to us (in written form or by facsimile or electronic transmission and including all documents provided by offices of public records) as originals are complete and authentic and all items submitted to us as copies are true, complete, and conform to the originals in all respects relevant to this opinion. The signatures on all executed documents, including the Indentures, submitted to us are genuine and that all electronic or digital signatures thereon, if any, are valid and enforceable. The parties to the Indentures have complied and will comply with their obligations under the Indentures. The identity, capacity, and authority of any person acting or purporting to act as a public official are true and complete. The identity, capacity, and authority of any person acting or purporting to act as the Secretary of the Company for purposes of the Secretary’s Certificate are true and complete. The information indicated by the documents, including the Indentures, submitted to us remains true and correct.

5.             The New Bemis Notes, if and when issued by the Company: (a) will have substantially identical terms as the Existing Bemis Notes; (b) will be in substantially the form authorized by Article Two of the Bemis Indenture and as set forth in in the Officers’ Certificate, dated June 13, 2019, issued pursuant to the Bemis Indenture; and (c) will be issued and exchanged as contemplated by, in accordance with, and pursuant to the Bemis Indenture and the Registration Statement.

6.             The New AFUI Notes, if and when issued by AFUI: (a) will have substantially identical terms as the Existing AFUI Notes; (b) will be in substantially the form authorized by Article Two of the AFUI Indenture and as set forth in in the Officers’ Certificate, dated June 13, 2019, issued pursuant to the AFUI Indenture; and (c) will be issued and exchanged as contemplated by, in accordance with, and pursuant to the AFUI Indenture and the Registration Statement.

Subject to the assumptions, limitations, and qualifications hereinbefore and hereinafter set forth, and further subject to any statement below that an opinion is based solely on a referenced document, as of the date hereof, it is our opinion that:

(1)  Based solely on the Articles and the Good Standing Certificate, the Company is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is in good standing with the Secretary of State.

(2)  The Company has the corporate power to enter into and perform its obligations under the Indenture and the New Bemis Notes.

(3)  The execution and delivery by the Company of the Bemis Indenture and the New Bemis Notes and the issuance of the New Bemis Notes have been duly authorized by all necessary corporate action on the part of the Company.

(4)  The execution and delivery by the Company of the AFUI Indenture have been duly authorized by all necessary corporate action on the part of the Company.

(5)  The Bemis Indenture has been duly executed and, to our knowledge, delivered by the Company; provided, however, that we note that we were not present at the execution and delivery by the Company of the said document and, as to delivery of the Bemis Indenture, this opinion is based solely on the Secretary’s Certificate.

(6)  The AFUI Indenture has been duly executed and, to our knowledge, delivered by the Company; provided, however, that we note that we were not present at the execution and delivery by the Company of the said document and, as to delivery of the AFUI Indenture, this opinion is based solely on the Secretary’s Certificate.

Our opinions set forth above are further subject to the following qualifications:

(A)          We assume, if and to the extent relevant to our opinions, that, and our opinions do not address whether, any agreement, document (including any of the Indentures), or instrument, the terms thereof, or any party’s (including the Company’s) obligations thereunder are legal, valid, binding, and/or enforceable.

(A)          We express no opinion as to any party other than the Company.

(B)          Our opinions are limited to the laws of the State of Missouri, and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of county, municipal, city, township, or other local laws or the laws of any local agencies within any state (including, without limitation, the State of Missouri). We express no opinion as to any provisions purporting to indicate the state in which a document was executed. Our opinions do not relate to any statutes, rules, or regulations of the State of Missouri other than the Missouri statutes, rules and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Indentures and to corporations doing business in the State of Missouri similar to that of the Company. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Missouri, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(C)          We express no opinion as to whether the Company’s directors or officers have complied with their fiduciary duties in connection with their approval of the Indentures and the transactions contemplated thereby.

(D)          We express no opinion regarding any certificate, document, or agreement necessary to complete the transactions contemplated by the Indentures, whether or not incorporated by reference therein or attached thereto.

(E)           Whenever any statement herein with respect to the existence or absence of facts is indicated to be based on our knowledge or belief or similar phrase, our knowledge is based upon the record, documents, instruments and certificates described in this opinion and the current actual knowledge of those lawyers currently in this firm who have devoted substantive attention to the representation described in the introductory paragraph of this opinion letter (but not including any constructive or imputed notice of any information).  We have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.

The opinions expressed herein are given only as of the date of this opinion letter.  We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of (1) any changes with respect to any matters described in this opinion letter or (2) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the transactions contemplated in the Indentures or the outcome of any legal dispute which may arise in the future.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

Armstrong Teasdale LLP
/s/ Armstrong Teasdale LLP